EXHIBIT 10.6

FOURTH AMENDMENT

TO THE

UNITED STATES CELLULAR CORPORATION

2005 LONG-TERM INCENTIVE PLAN

WHEREAS, United States Cellular Corporation, a Delaware corporation (the “Corporation”) has adopted and maintains the United States Cellular Corporation 2005 Long-Term Incentive Plan (the “Plan”) for the benefit of certain key executives and management personnel;

WHEREAS, pursuant to Section 9.2 of the Plan, the Board of Directors of the Corporation (the “Board”) may amend the Plan as it deems advisable, subject to any requirement of shareholder approval;

WHEREAS, the Board desires to amend the Plan to change in certain minor respects the tax withholding procedure utilized under the Plan; and

WHEREAS, such amendment to the Plan is not material and is not required to be submitted for approval by shareholders of the Corporation.

NOW, THEREFORE, BE IT RESOLVED, that effective as of December 5, 2007, the Plan hereby is amended as follows:

1.        The final two sentences of Section 4.4(a) hereby are amended in their entirety to read as follows:

Any fraction of a share of Stock which would be required to satisfy the aggregate of such purchase price and the withholding taxes with respect to the award, as described in Section 9.6, shall be disregarded and the remaining amount due shall be paid in cash by the option holder. No share of Stock shall be delivered until the full purchase price therefore and the withholding taxes thereon have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

2.        Section 4.4(b) hereby is amended in its entirety to read as follows:

(b)           Purchase Price Payment by Officers. The holder of an option awarded to an Officer before March 7, 2006 may pay for the shares of Stock to be purchased pursuant to the exercise of such option (i) by any of the methods set forth in Section 4.4(a) or (ii) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, in each case to the extent authorized by the Committee. Payment for shares of Stock to be purchased pursuant to the exercise of an option granted to an Officer on or after March 7, 2006 shall be by (i) the delivery of Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise or (ii) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise. Any fraction of a share of Stock which would be required to satisfy the aggregate of such purchase price and the withholding taxes with respect to the award, as described in Section 9.6, shall be disregarded and the remaining amount due shall be paid in cash by the option holder. No share of Stock shall be delivered until the full purchase price therefore and the withholding taxes thereon have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

3.        Section 9.6 hereby is amended in its entirety to read as follows:

9.6           Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the award. Such payment shall be in accordance with Section 9.6(a), (b) or (c), as applicable. Shares of Stock to be withheld or delivered pursuant to this Section 9.6 may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to satisfy the aggregate of the tax withholding obligation and the purchase price for the award, if any, shall be disregarded and the remaining amount due shall be paid in cash by the holder. No share of Stock shall be delivered until the withholding taxes thereon have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

(a)           Methods of Tax Withholding Applicable to Awards Granted prior to March 7, 2006. An Agreement evidencing an award granted prior to March 7, 2006 may provide for the withholding of taxes by any of the following means:  (i) a cash payment to the Company, (ii) authorizing the Company to withhold whole shares of Stock which otherwise would be delivered to the holder, the aggregate Fair Market Value of which shall be determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the “Tax Date”), or an amount of cash which otherwise would be payable to the holder, (iii) delivery to the Company of previously-owned whole shares of Stock, the aggregate Fair Market Value of which shall be determined as of the Tax Date, (iv) in the case of the exercise of an option and to the extent legally permissible, a cash payment by a broker-dealer acceptable to the Company to whom the option holder has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii).

(b)           Methods of Tax Withholding Applicable to Awards Granted on or after March 7, 2006 but prior to September 14, 2006. An Agreement evidencing an option granted to an Officer during the period commencing on March 7, 2006 and ending on September 13, 2006 shall provide that all tax withholding shall be satisfied either by (i) authorizing the Company to withhold whole shares of Stock which otherwise would be delivered to the holder, the aggregate Fair Market Value of which shall be determined as of the Tax Date or (ii) delivery to the Company of previously-owned whole shares of Stock, the aggregate Fair Market Value of which shall be determined as of the Tax Date. An Agreement evidencing any other award granted during the period commencing on

March 7, 2006 and ending on September 13, 2006 may provide for the withholding of taxes by any of the methods set forth in Section 9.6(a).

(c)           Methods of Tax Withholding Applicable to Awards Granted on or after September 14, 2006. An Agreement evidencing an option granted on or after September 14, 2006 to an employee who is not an Officer may provide for the withholding of taxes by any of the methods set forth in Section 9.6(a). An Agreement evidencing any other award granted on or after September 14, 2006 shall provide that all tax withholding shall be satisfied either by (i) authorizing the Company to withhold whole shares of Stock which otherwise would be delivered to the holder, the aggregate Fair Market Value of which shall be determined as of the Tax Date, or an amount of cash which otherwise would be payable to the holder or (ii) delivery to the Company of previously-owned whole shares of Stock, the aggregate Fair Market Value of which shall be determined as of the Tax Date. Notwithstanding the foregoing, withholding of employment taxes owed in connection with a Deferred Compensation Account may be satisfied by a cash payment to the Company.

* * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amendment as of this 5th day of December, 2007.

UNITED STATES CELLULAR CORPORATION

By:	/s/ Steven T. Campbell

Its:	EVP – Finance , CFO & Treasurer

SIGNATURE PAGE TO

FOURTH AMENDMENT TO

UNITED STATES CELLULAR CORPORATION

2005 LONG-TERM INCENTIVE PLAN